Exhibit 99.1

   Cincinnati Financial Corporation Addresses Status of Ohio UM/UIM Reserves

        - Comments on Impact of November State Supreme Court Decision


    CINCINNATI, Dec. 11 /PRNewswire-FirstCall/ -- Cincinnati Financial Corporation (Nasdaq: CINF) today announced that the Ohio Supreme Court's recent reversal of its Scott-Pontzer decision could result in the release of approximately $75 million in uninsured motorist/underinsured motorist (UM/UIM) reserves. This amount would include some Cincinnati Insurance Company reserves for losses incurred but not yet reported (IBNR) as well as case reserves for reported claims, including approximately $6 million in case reserves released in November 2003. Because the court still must rule on motions to reconsider the reversal, the company believes it is premature to release all Scott-Pontzer-related reserves or specify the timing of their potential release.

    In the November 5, 2003, decision, the court ruled that an employer's commercial automobile insurance policy only covers injured employees and only when the accident happens in the course and scope of their employment. UM/UIM claims dating back as far as 15 years would be affected by the court's recent decision.

    In 1999, the Ohio Supreme Court's decision in Scott-Pontzer v. Liberty Mutual greatly increased the exposure on commercial auto insurance policies. That ruling extended commercial UM/UIM coverage in force over the past 15 years to employees when they were not at work and to their resident family members. It contributed to changes in policy wording for UM/UIM coverage. Additionally, the same court's 2000 decision in Linko v. Indemnity effectively caused insurers to extend UM/UIM coverage, at the newly increased level of exposure, to every auto insurance policy in Ohio at no additional premium. The court rulings affected all auto insurers in the state.

    The company established case reserves of approximately $40 million in 1999 and 2000. In addition, the company established a $110 million IBNR reserve, net of reinsurance, for past UM/UIM losses incurred but not yet reported in 2000. Over the past three years, the company had reduced the IBNR reserve to $18 million as of November 1, 2003, as it established case reserves and paid approximately $55 million to claimants.

    Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, noted, "Following the court's 1999 and 2000 Scott-Pontzer and Linko decisions, we moved quickly to protect our policyholders from court-mandated responsibilities they never intended to fund. At the same time, we have been fulfilling our obligations, as the court deemed, under coverages that had been in place over the prior years.

    "The court's recent reversal is good for policyholders, good for our state and good for the insurance industry. Presuming the court sustains its opinion, our shareholders also will benefit from the contribution to earnings of the released reserves."

    Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company's Web site at www.cinfin.com .

    This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company's future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: unusually high levels of catastrophe losses due to changes in weather patterns or other causes; increased frequency and/or severity of claims; environmental events or changes; insurance regulatory actions, legislation or court decisions that increase expenses or place the company at a disadvantage in the marketplace; adverse outcomes from litigation or administrative proceedings; recession or other economic conditions resulting in lower demand for insurance products; sustained decline in overall stock market values negatively affecting the company's equity portfolio, in particular a sustained decline in market value of Fifth Third Bancorp shares; events that lead to a significant decline in the market value of a particular security and impairment of the asset; delays in the development, implementation and benefits of technology enhancements; and decreased ability to generate growth in investment income.

    Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures impacting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.



SOURCE  Cincinnati Financial Corporation
    -0-                             12/11/2003
    /CONTACT: Investors, Heather J. Wietzel, +1-513-603-5236, or Media,
Joan O. Shevchik, +1-513-603-5323, both of Cincinnati Financial Corporation/
    /Web site:  http://www.cinfin.com /
    (CINF)

CO:  Cincinnati Financial Corporation
ST:  Ohio
IN:  FIN INS
SU:  LAW